As filed with the Securities and Exchange Commission on December 13, 2019

Registration No. 811-22946

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No.	15	x

GUGGENHEIM STRATEGY FUNDS TRUST

(Exact Name of Registrant as Specified in Charter)

702 KING FARM BOULEVARD, SUITE 200, ROCKVILLE, MARYLAND 20850
(Address of Principal Executive Offices/Zip Code)

Registrant’s Telephone Number, including area code:
(301) 296-5100

Copies To:
Amy J. Lee, Vice President and Chief Legal Officer 702 King Farm Boulevard Suite 200 Rockville, MD 20850	Julien Bourgeois Dechert LLP 1900 K Street, NW Washington, DC 20006
(Name and address of Agent for Service)

The following funds are each a series of Guggenheim Strategy Funds Trust (the “Trust”), a professionally managed open-end investment company:

Guggenheim Strategy Fund II
Guggenheim Strategy Fund III
Guggenheim Variable Insurance Strategy Fund III

It is intended that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and the rules thereunder.

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Explanatory Note

This Amendment No. 15 to the Registration Statement of the Guggenheim Strategy Funds Trust (the “Trust”) on Form N-1A (File No. 811-22946) (the “Registration Statement”) is being filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, to make changes to Amendment No. 13 to the Registration Statement filed on May 9, 2019. Accordingly, this Amendment No. 15 consists only of a facing page, this explanatory note, modifications to certain parts of Part B, and a signature page of the Registration Statement. This Amendment No. 15 does not modify any other part of the Registration Statement, and is not meant to supplant, supersede or otherwise affect Amendment No. 13 to the Registration Statement other than to modify Part B. Part A and Part C of Amendment No. 11 are hereby incorporated by reference. This Amendment No. 15 relates to all series of the Trust.

Beneficial interests (“Interests”) in the series of the Trust (the “Funds”) are not being, and are not expected to be, registered under the Securities Act of 1933, as amended (the “1933 Act”), because the Interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may invest in the Funds. This Registration Statement is not an offer to sell, or a solicitation of an offer to buy, any Interests in the Funds.

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Guggenheim Strategy Funds Trust
702 King Farm Blvd., Suite 200
Rockville, Maryland 20850

Supplement Dated December 13, 2019
to the currently effective Statement of Additional Information dated January 28, 2019 (the "SAI"), as supplemented from time to time, for Guggenheim Strategy Fund II and Guggenheim Strategy Fund III

This supplement provides updated information beyond that contained in the SAI and should be read in conjunction with the SAI.

At a meeting of the Board of Trustees of the Guggenheim Strategy Funds Trust (the “Board”) held on December 6, 2019, the Board approved changes to the composition of certain committees of the Board. Accordingly, as of December 6, 2019, the Board’s committees are comprised of the following Trustees:

Audit Committee—Randall C. Barnes, Angela Brock-Kyle, Donald A. Chubb, Jr., Jerry B. Farley (Chair, Audit Committee Financial Expert), Roman Friedrich III, Thomas F. Lydon, Jr., Ronald A. Nyberg, Sandra G. Sponem (Audit Committee Financial Expert) and Ronald E. Toupin, Jr.

Contracts Review Committee—Randall C. Barnes, Angela Brock-Kyle, Donald A. Chubb, Jr., Jerry B. Farley, Roman Friedrich III (Chair), Thomas F. Lydon, Jr. (Vice Chair), Ronald A. Nyberg, Sandra G. Sponem and Ronald E. Toupin, Jr.

Executive Committee—Ronald E. Toupin, Jr. (Chair) and Sandra G. Sponem.

Nominating and Governance Committee—Randall C. Barnes, Angela Brock-Kyle, Donald A. Chubb, Jr., Jerry B. Farley, Thomas F. Lydon, Jr., Roman Friedrich III, Ronald A. Nyberg (Chair), Sandra G. Sponem and Ronald E. Toupin, Jr.

Valuation Oversight Committee—Randall C. Barnes, Angela Brock-Kyle, Donald A. Chubb, Jr. (Chair), Roman Friedrich III and Sandra G. Sponem.

Please Retain This Supplement for Future Reference

SUP-SAI-GSF-1219x0120

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Guggenheim Strategy Funds Trust
702 King Farm Blvd., Suite 200
Rockville, Maryland 20850

Supplement Dated December 13, 2019
to the currently effective Statement of Additional Information dated January 28, 2019 (the "SAI"), as supplemented from time to time, for Guggenheim Variable Insurance Strategy Fund III

This supplement provides updated information beyond that contained in the SAI and should be read in conjunction with the SAI.

At a meeting of the Board of Trustees of the Guggenheim Strategy Funds Trust (the “Board”) held on December 6, 2019, the Board approved changes to the composition of certain committees of the Board. Accordingly, as of December 6, 2019, the Board’s committees are comprised of the following Trustees:

Audit Committee—Randall C. Barnes, Angela Brock-Kyle, Donald A. Chubb, Jr., Jerry B. Farley (Chair, Audit Committee Financial Expert), Roman Friedrich III, Thomas F. Lydon, Jr., Ronald A. Nyberg, Sandra G. Sponem (Audit Committee Financial Expert) and Ronald E. Toupin, Jr.

Contracts Review Committee—Randall C. Barnes, Angela Brock-Kyle, Donald A. Chubb, Jr., Jerry B. Farley, Roman Friedrich III (Chair), Thomas F. Lydon, Jr. (Vice Chair), Ronald A. Nyberg, Sandra G. Sponem and Ronald E. Toupin, Jr.

Executive Committee—Ronald E. Toupin, Jr. (Chair) and Sandra G. Sponem.

Nominating and Governance Committee—Randall C. Barnes, Angela Brock-Kyle, Donald A. Chubb, Jr., Jerry B. Farley, Thomas F. Lydon, Jr., Roman Friedrich III, Ronald A. Nyberg (Chair), Sandra G. Sponem and Ronald E. Toupin, Jr.

Valuation Oversight Committee—Randall C. Barnes, Angela Brock-Kyle, Donald A. Chubb, Jr. (Chair), Roman Friedrich III and Sandra G. Sponem.

Please Retain This Supplement for Future Reference

SUP-SAI-GSFVIT-1219x0120

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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 13th day of December 2019.

GUGGENHEIM STRATEGY FUNDS TRUST (Registrant)

By:	/s/ BRIAN E. BINDER
Brian E. Binder, President